Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2021 Stock Option and Grant Plan, 2024 Stock Option and Incentive Plan and the 2024 Employee Stock Purchase Plan of Septerna, Inc. of our report dated August 2, 2024 (except for the eleventh paragraph of Note 1, as to which the date is October 21, 2024), with respect to the financial statements of Septerna, Inc. for the years ended December 31, 2023 and 2022 included in Amendment No.2 to the Registration Statement (Form S-1, No. 333-282469), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Mateo, California

October 25, 2024